Exhibit 99.1

Charlotte’s Web Reports 2024 Second Quarter

Financial Results

New DTC e-commerce platform launched

First sequential Q2 revenue growth since 2021

Additional expense reductions taken to improve future cash flow

Louisville, Colo. August 8, 2024 - (TSX: CWEB, OTCQX: CWBHF), Charlotte’s Web Holdings, Inc. (“Charlotte’s Web” or the “Company”), the market leader in full-spectrum hemp extract wellness products, today reported financial results for the second quarter ended June 30, 2024.

“Our strategic turnaround initiatives and innovations are yielding promising results towards a return to growth, despite lower revenue,” said Bill Morachnick, Chief Executive Officer of Charlotte’s Web. “During the second quarter, we successfully migrated to our new e-commerce platform, which has enhanced the consumer experience and provided more effective customer relationship management tools. The platform has been performing well. Our retail business has also shown improvement, delivering the first sequential second-quarter growth since 2021, supported by distribution gains, including with Walmart, as well as the successful launch of our new CBN Stay Asleep Gummies.”

In June, Charlotte’s Web launched new CBD isolate topical products with Walmart in 827 Walmart stores across five states including California, Illinois, Florida, Texas, and Pennsylvania. The new retail distribution at Walmart expands Charlotte’s Web CBD wellness presence at an affordable price point, unlocking both value and accessibility.

"Following our first-quarter operating expense reductions, we took additional measures after the close of the second quarter to further align with current revenue levels," said Erika Lind, Chief Financial Officer. "These prudent reductions are designed to decrease future cash burn and position us for positive cash flow as we return to growth. We expect a reduction in SG&A for 2024 of more than $20 million from 2023, effectively lowering our cash burn in the second half of 2024. With our newly refined cost structure, we would be able to achieve cash flow breakeven at approximately $65 million in annual net revenue."

DeFloria LLC (“DeFloria”) Update

DeFloria’s Phase 1 trial data processing is nearly complete. DeFloria expects to include the Phase 1 data in its investigational new drug (IND) application with the U.S. Food and Drug Administration (FDA) later this year. The Phase 1 clinical trial determined the dose range that will inform an IND opening Phase 2 clinical trial, which would follow a No Objection letter from the FDA. Charlotte’s Web is excited about the potential for a Phase 2 clinical trial program and updates on DeFloria’s progress will be provided as appropriate. DeFloria (see April 6, 2023 press release) is a botanical drug development company developing a botanical drug utilizing patented hemp genetics from Charlotte’s Web.

Federal Regulatory Update

Encouraging progress continues regarding The Hemp Derived Consumer Protection and Market Stabilization Act of 2023 (H.R. 1629), and Hemp Access and Consumer Safety Act (S. 2451). The proposed legislation seeks to regulate hemp extract products under the FDA’s existing dietary supplement regulatory framework. Charlotte’s Web has been actively supporting industry stakeholders, including the Coalition for Access Now and the industry working group ONE HEMP, to advocate for this critical legislation. Together, these groups are actively engaged in providing comments and assistance on these bills. Finalized drafts are expected to be introduced this calendar year, including FDA technical assistance, which will commence the official legislative process leading to committee hearings. Charlotte’s Web remains committed to supporting this legislative effort and is optimistic about the positive impact these regulations could have on the hemp and CBD industries.

The proposed bills are poised to establish comprehensive FDA regulations for food and beverage (F&B) products and dietary supplements, specifically targeting non-intoxicating CBD products. By creating a clear regulatory pathway, these measures would ensure consistent oversight and consumer protection for non-intoxicating CBD products in the marketplace.

Financial Review - Q2 2024

The following table sets forth selected financial information for the periods indicated.

	Three Months Ended, June 30,
U.S. $ millions, except per share data	2024	2023

Revenue	$12.3	$16.0
Cost of goods sold	9.7	7.1
Gross profit	2.6	8.9

Selling, general and administrative expenses	14.7	19.6
Operating loss	(12.1)	(10.7)

Other income (expense), net	-	(1.4)
Change in fair value of financial instruments	1.1	14.9

Net income (loss)	$(11.0)	$2.8
Net loss per common share, basic and diluted	$(0.07)	$0.02

Consolidated net revenue for the second quarter ended June 30, 2024, was $12.3 million, as compared to $16.0 million in the second quarter of 2023, with both retail and e-commerce revenues lower year-over-year. Overall, CBD industry growth in 2024 has been stymied by ongoing headwinds in the category, including regulatory ambiguities at the federal and state levels and associated competitive alternatives causing retailer and consumer confusion.

Gross profit was reduced to $2.6 million, or 21.0% of revenue, due to a non-cash inventory provision of $3.8 million taken in the quarter related to a one-time wholesale hemp biomass transaction. Excluding inventory provisions, Adjusted Gross Margin1 was 52.2% for Q2 2024, versus Adjusted Gross Margin of 56.5% in Q2 2023. The decrease reflected the lower revenue in Q2 2024 as well as the Q1 2024 price reductions implemented on all oil tinctures. This was partially offset by improved production costs.

	Three Months Ended
Segmented Net Revenue	June 30,
	2024	2023	% Decrease
Direct-to-consumer ("DTC”) net revenue	$7.8	$10.7	(27.1) %
Business-to-business ("B2B”) net revenue	$4.4	$5.3	(16.6) %

Direct-to-consumer net revenue through the Company’s web store was $7.8 million, a decrease of $2.9 million as compared to $10.7 million in Q2 2023, primarily as a result of lower online traffic and new consumer acquisitions. In June 2024, the Company migrated to a new e-commerce platform which provides improved software integrations, advanced target marketing tools, and superior customer relationship management capabilities. The new platform aims to provide a more engaging consumer experience and guide consumers to find the right products. On a quarter-over-quarter basis DTC net revenue increased 0.6% compared to the first quarter of 2024.

Business-to-business retail net revenue was $4.4 million, as compared to $5.3 million in Q2 2023. The $0.9 million decrease was primarily due to the reductions in retail shelf space allocated to the CBD category between the comparable periods. Inflationary impact on discretionary consumer spending activity and product mix shift away from higher-priced tinctures were additional contributing factors. Despite declines in the overall CBD category this year, Charlotte’s Web has been outperforming the category at retail according to data from SPINS LLC and holds the leading brand position in trust and loyalty according to the latest surveys by The Brightfield Group.

B2B net revenue increased 8.8% quarter-over-quarter compared to the first quarter of 2024. During the second quarter of 2024, Charlotte’s Web rolled out its new CBN 'Stay Asleep' gummies to retailers. The Company also added Walmart as a retail partner. The distribution improvements in the first half of 2024, combined with CBN Stay Asleep gummy retail placements, increased overall retail distribution in the Natural channel by 10% year-over-year.

SG&A Expenses

Total selling, general, and administrative (“SG&A”) expenses in the quarter were $14.7 million, a 25.0% improvement versus $19.6 million in Q2 2023. The improvement reflects actions taken during the first quarter of 2024 to reduce operating expenses to better align SG&A against revenue levels. Additional expense reductions were made subsequent to the close of the second quarter of 2024. As a result of the operating expense reductions, efficiency improvements, and stringent cost controls, the Company expects operating expenses for 2024 to be more than $20 million lower than 2023.

Net Income and Adjusted EBITDA1

Charlotte’s Web reported a net loss of $11.0 million, or ($0.07) per share basic and diluted, for the second quarter of 2024, as compared to net income of $2.8 million, or $0.02 per share basic and diluted, for the second quarter of 2023.  The positive net income in Q2 2023 reflects a $10.7 million gain due to the Company jointly forming an entity, DeFloria LLC, with AJNA Biosciences and a subsidiary of British American Tobacco. DeFloria was established to pursue FDA approval for a novel botanical drug to target a neurological condition, with the botanical drug being developed from certain proprietary hemp genetics of the Company. The initial investment was measured at fair value and is remeasured at each reporting date, with changes recognized in the fair value of financial instruments.

Adjusted EBITDA1 loss for the second quarter of 2024 was $5.2 million, compared to Adjusted EBITDA of $3.7 million in the second quarter of 2023.

Cash Flow and Balance Sheet

Net cash used for operations for the three months ended June 30, 2024, was $4.7 million as compared to $1.0 million cash provided in Q2 2023. There were $1.3 million of capital expenditures during the quarter but no payments for MLB© license and media rights assets. The comparable three-month period in 2023 included capital expenditures of $0.1 million, $2.0 million for MLB payments, and the receipt of a $4.2 million IRS Employee Retention Credit.

The Company’s cash and working capital as of June 30, 2024, were $32.5 million and $38.5 million, respectively, compared to $47.8 million and $54.5 million at December 31, 2023, respectively.

Consolidated Financial Statements and Management’s Discussion and Analysis

The Company’s unaudited consolidated financial statements and accompanying notes for the three and six months ended June 30, 2024, and 2023, and related management’s discussion and analysis of financial condition and results of operations (“MD&A”), are reported in the Company’s 10-Q filing on the Securities and Exchange Commission website at www.sec.gov and on SEDAR+ at www.sedarplus.ca and will be available on the Investor Relations section of the Company’s website at https://investors.charlottesweb.com.

Conference Call

Management will host a conference call to discuss the Company’s 2024 second quarter at 11:00 A.M. ET on August 8, 2024.

There are three ways to join the call:

•	Register and enter your phone number at https://emportal.ink/4cfgOMf to receive an instant automated call back, or
•	Dial 1-416-764-8659 or 1-888-664-6392 approximately 10 minutes before the conference call, or
•	Listen to the live webcast online.

Earnings Call Replay

A recording of the call will be available through August 15, 2024.  To listen to a replay of the earnings call please dial 1-416-764-8677 or 1-888-390-0541 and provide conference replay ID 582110#. A webcast of the call will also be accessible through the investor relations section of the Company’s website for an extended period of time.

About Charlotte’s Web Holdings, Inc.

Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Louisville, Colorado, is the market leader in innovative hemp extract wellness products that include Charlotte’s Web whole-plant full-spectrum CBD extracts as well as broad-spectrum CBD certified NSF for Sport®. Charlotte’s Web is the official CBD of Major League Baseball©, Angel City Football Club and the Premier Lacrosse League. Charlotte's Web branded premium quality products start with proprietary hemp genetics that are North American farm-grown using organic and regenerative cultivation practices. The Company's hemp extracts have naturally occurring botanical compounds including cannabidiol ("CBD"), CBN, CBC, CBG, terpenes, flavonoids, and other beneficial compounds. Charlotte’s Web product categories include CBD oil tinctures (liquid products), CBD gummies (sleep, calming, exercise recovery, immunity), CBN gummies, CBD capsules, CBD topical creams, and lotions, as well as CBD pet products for dogs. Through its substantially vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency with analytic testing from soil to shelf for quality assurance. Charlotte’s Web products are distributed to retailers and healthcare practitioners throughout the U.S.A. and online through the Company's website at www.charlottesweb.com.

Subscribe to Charlotte's Web investor news.

© Major League Baseball trademarks and copyrights are used with permission of Major League Baseball. Visit MLB.com.

Forward-Looking Information

Certain information provided herein constitutes forward-looking statements or information (collectively, "forward-looking statements") within the meaning of applicable securities laws. Forward-looking statements are typically identified by words such as "may", "will", "should", "could", "anticipate", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "believe" and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. This press release includes forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties, and other factors which may cause actual results, levels of activity, and achievements to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release are based on certain assumptions and analysis by management of the Company in light of its experience and perception of historical trends, current conditions and expected future development and other factors that it believes are appropriate and reasonable.

Specifically, this press release contains forward-looking statements relating to, but not limited to: organizational changes, marketing plans and operational platform upgrades, and the impact of these initiatives, operational efficiencies, cash flow, revenue and e-commerce monetization; expectations relating to IT upgrades, marketing optimization and operational integrations; product expansion activities and the corresponding results thereof; sales volume and gross margin expectations; anticipated timing for, and business impact of, in-house manufacturing of topical and gummy products; the impact of the Company’s product innovations on product development; regulatory developments and the impact of developments on both consumer action and the Company's opportunities and operations; activities relating to, and sponsorship of, legislation to advance regulatory framework; the impact of insourcing on operating margins, capital expenditures and R&D; anticipated consumer trends and corresponding product innovation; anticipated future financial results, including expectations regarding targeted reduction in SG&A costs; improvements in cash flow; sufficient working capital; the impact of the Company’s partnership with the MLB on the Company's exposure and sales; the Company’s ability to increase online traffic and demographic exposure through new products and marketing; and the impact of certain activities on the Company's business and financial condition and anticipated trajectory.

The material factors and assumptions used to develop the forward-looking statements herein include, but are not limited to: regulatory regime changes; anticipated product development and sales; the success of sales and marketing activities; product development and production expectations; outcomes from R&D activities; the Company's ability to deal with adverse growing conditions in a timely and cost-effective manner; the availability of qualified and cost-effective human resources; compliance with contractual and regulatory obligations and requirements; availability of adequate liquidity and capital to support operations and business plans; and expectations around consumer product demand. In addition, the forward-looking statements are subject to risks and uncertainties pertaining to, among other things: supply and distribution chains; the market for the Company's products; revenue fluctuations; regulatory changes; loss of customers and retail partners; retention and availability of talent; competing products; share price volatility; loss of proprietary information; product acceptance; internet and system infrastructure functionality; information technology security; available capital to fund operations and business plans; crop risk; economic and political considerations; and including but not limited to those risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ending December 31, 2023, and other risk factors contained in other filings with the Securities and Exchange Commission available on www.sec.gov and filings with Canadian securities regulatory authorities available on www.sedarplus.ca. The impact of any one risk, uncertainty, or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent, and the Company's future course of action depends on management's assessment of all information available at the relevant time.

Any forward-looking statement in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. Except as required by applicable law, the Company assumes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. All forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

(1)	Non-GAAP Measures: The press release contains non-GAAP measures, including EBITDA and Adjusted EBITDA. Please refer to the section in the tables captioned “Non-GAAP Measures” below for additional information and a reconciliation to GAAP for all Non-GAAP metrics.

For further information contact

Erika Lind

Chief Financial Officer

(720) 388-6505

Erika.Lind@CharlottesWeb.com

Cory Pala

Director of Investor Relations

(720) 484-8930

Cory.Pala@CharlottesWeb.com

	June 30,	December 31,
	2024 (unaudited)	2023
ASSETS
Current assets:
Cash and cash equivalents	$ 32,531	$ 47,820
Accounts receivable, net	1,869	1,950
Inventories, net	18,673	21,538
Prepaid expenses and other current assets	3,857	6,864
Total current assets	56,930	78,172
Property and equipment, net	28,198	27,513
License and media rights	16,590	17,070
Operating lease right-of-use assets, net	13,740	14,601
Investment in unconsolidated entity	11,200	11,000
SBH purchase option and other derivative assets	1,436	2,602
Intangible assets, net	1,166	887
Other long-term assets	534	703
Total assets	$ 129,794	$ 152,548
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 4,350	$ 2,860
Accrued and other current liabilities	6,669	8,682
Lease obligations - current	2,376	2,252
License and media rights payable - current	5,072	9,852
Total current liabilities	18,467	23,646
Convertible debenture	43,455	42,528
Lease obligations	14,456	15,655
License and media rights payable	14,093	11,338
Derivatives and other long-term liabilities	3,495	3,823
Total liabilities	93,966	96,990
Commitments and contingencies
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized; 157,495,042 and 154,332,366 shares issued and outstanding as of June 30, 2024 and December 31, 2023	1	1
Additional paid-in capital	328,241	327,280
Accumulated deficit	(292,414)	(271,723)
Total shareholders’ equity	35,828	55,558
Total liabilities and shareholders’ equity	$ 129,794	$ 152,548

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2024	2023	2024	2023
Revenue	$ 12,289	$ 16,006	$ 24,413	$ 33,016
Cost of goods sold	9,707	7,088	14,920	14,181
Gross profit	2,582	8,918	9,493	18,835

Selling, general and administrative expenses	14,727	19,627	30,007	37,140
Operating loss	(12,145)	(10,709)	(20,514)	(18,305)

Gain on initial investment in unconsolidated entity	-	10,700	-	10,700
Change in fair value of financial instruments	1,140	4,229	(720)	9,612
Other income (expense), net	(6)	(1,376)	605	(2,074)
Income (loss) before provision for income taxes	(11,011)	2,844	(20,629)	(67)
Income tax benefit (expense)	(46)	-	(62)	-
Net income (loss)	$ (11,057)	$ 2,844	$ (20,691)	$ (67)

Per common share amounts
Net income (loss) per common share, basic	$ (0.07)	$ 0.02	$ (0.13)	$ -
Net income (loss) per common share, diluted	$ (0.07)	$ 0.02	$ (0.13)	$ -

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance - December 31, 2023	154,332,366	$ 1	$ 327,280	$ (271,723)	$ 55,558
Common shares issued upon vesting of restricted share units, net of withholding	2,895,489	-	(98)	-	(98)
Share-based compensation	-	-	842	-	842
Net income (loss)		-		(9,634)	(9,634)
Balance - March 31, 2024	157,227,855	$ 1	$ 328,024	$ (281,357)	$ 46,668
Common shares issued upon vesting of restricted share units, net of withholding	267,187	-	(20)	-	(20)
Share-based compensation	-	-	237	-	237
Net income (loss)	-	-	-	(11,057)	(11,057)
Balance - June 30, 2024	157,495,042	$ 1	$ 328,241	$ (292,414)	$ 35,828

Balance - December 31, 2022	152,135,026	$ 1	$ 325,431	$ (247,927)	$ 77,505
Common shares issued upon vesting of restricted share units, net of withholding	297,888	-	(69)	-	(69)
Share-based compensation	-	-	375	-	375
Net income (loss)	-	-	-	(2,912)	(2,912)
Balance - March 31, 2023	152,432,914	$ 1	$ 325,737	$ (250,839)	$ 74,899
Common shares issued upon vesting of restricted share units, net of withholding	392,204	-	(6)	-	(6)
Share-based compensation	-	-	624	-	624
Net income (loss)	-	-	-	2,844	2,844
Balance - June 30, 2023	152,825,118	$ 1	$ 326,355	$ (247,995)	$ 78,361

	Six Months Ended June 30, (unaudited)
	2024	2023

Cash flows from operating activities:
Net loss	$ (20,691)	$ (67)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,982	7,769
Inventory provision	3,926	320
Convertible debenture accrued interest	1,931	1,954
Share-based compensation	1,079	999
Changes in right-of-use assets	908	976
Change in fair value of financial instruments	720	(9,612)
Gain on investment in unconsolidated entity	-	(10,700)
(Gain)/loss on foreign currency transaction	(1,430)	979
Other	238	957
Changes in operating assets and liabilities:
Accounts receivable, net	(154)	(1,104)
Inventories, net	(1,025)	2,878
Prepaid expenses and other current assets	1,732	764
Accounts payable, accrued and other liabilities	(286)	183
Operating lease obligations	(1,121)	(1,436)
License and media rights	(2,500)	(4,000)
Income taxes receivable	-	4,261
Other operating assets and liabilities, net	(192)	(130)
Net cash used in operating activities	(11,883)	(5,009)
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(3,316)	(187)
Proceeds from sale of assets	28	36
Net cash used in investing activities	(3,288)	(151)
Cash flows from financing activities:
Other financing activities	(118)	(75)
Net cash used in financing activities	(118)	(75)
Net decrease in cash and cash equivalents	(15,289)	(5,235)
Cash and cash equivalents - beginning of period	47,820	66,963
Cash and cash equivalents - end of period	$ 32,531	$ 61,728
Non-cash activities:
Non-cash purchase of property and equipment and intangible assets	(269)	(163)
Non-cash issuance of note receivable	-	(156)

(1) Non-GAAP Measures - Adjusted Gross Profit, EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a recognized performance measure under U.S. GAAP.  The term EBITDA consists of net income (loss) and excludes interest, taxes, depreciation, and amortization.  Adjusted EBITDA also excludes other non-cash items such as changes in fair value of financial instruments (Mark-to-Market), Share-based compensation, and impairment of assets. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP.  The non-GAAP financial measures do not have a standardized meaning prescribed under U.S. GAAP and therefore may not be comparable to similar measures presented by other issuers.  The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

(1)	Adjusted Gross Profit, EBITDA and Adjusted EBITDA are non-GAAP financial measures with reconciliations provided in the tables below.

Adjusted Gross Profit for the three and six months ended June 30, 2024, and 2023 is as follows:

Charlotte's Web Holdings, Inc.
Statement of Adjusted Gross Profit
(In Millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
U.S. $ millions	2024	2023	2024	2023

Total revenue	$12,289	$16,006	$ 24,413	$ 33,016
Cost of goods sold	9,707	$7,008	14,920	14,181
Gross profit before inventory provision	2,582	$8,918	9,493	18,835
Inventory provision, net	3,830	$127	3,926	320
Adjusted gross profit	$6,412	$9,045	$13,419	$19,155
Adjusted gross margin %	52.2%	56.5%	55.0%	58.0%

Adjusted EBITDA for the three and six months ended June 30, 2024, and 2023 is as follows:

Charlotte's Web Holdings, Inc.
Statement of Adjusted EBITDA
(In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
U.S. $ Thousands	2024	2023	2024	2023

Net income (loss)	$ (11,057)	$ 2,844	$ (20,691)	$ (67)

Depreciation of property and equipment and amortization of intangibles	2,489	3,977	4,982	7,769
Interest expense	493	348	980	1,147
Income tax expense	(46)	-	(62)	-
EBITDA	(8,121)	7,169	(14,791)	8,849

Stock Comp	237	624	1,079	999
Mark-to-market financial instruments	(1,140)	(4,229)	720	(9,612)
Inventory Provision	3,830	127	3,926	320

Adjusted EBITDA	$ (5,194)	$ 3,691	$ (9,066)	$ 556